Exhibit 99.1

Houston American Energy Announces Recompletion and
Initial Test Results From the Crown Paper #1 Well

Houston, Texas – May 10, 2013 – Houston American Energy Corp (NYSE MKT: HUSA) announced today that Pennington Oil & Gas, LLC, the operator of the Crown Paper #1 well in the Profit Island Field in East Baton Rouge Parish, Louisiana, has successfully carried out a recompletion of the Crown Paper #1 well.  Houston American holds a 5.675% royalty interest in the well, which interest will be reduced to a 2.838% royalty interest after Houston American’s receipt of royalties totaling approximately $225,000.   Houston American also holds working interests and royalty interest in adjacent acreage to the Profit Island Field.

The Crown Paper #1 well came back on production following the recompletion on April 25, 2013 and is currently producing in excess of 300 barrels of condensate and 900 mcf of gas per day.

John Terwilliger, Chief Executive Officer of Houston American Energy, stated, “While it is early in its production life for this new interval, I am very pleased with the initial production from the well.  As a royalty owner, Houston American is not privy to all of the data on the well and can’t speak as to the future cash flows that may be realized from the well.  Nonetheless, I view the successful recompletion in the Tuscaloosa Sand as favorable to our Profit Island and North Profit Island Prospects.  Houston American will continue to evaluate this area as well as pursue other domestic opportunities.”

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp is an independent energy company with interests in oil and natural gas wells and prospects. The Company's business strategy includes a property mix of producing and non-producing assets with a focus on Colombia, Texas and Louisiana. Additional information can be accessed by reviewing our Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

For additional information, view the company's website at www.houstonamericanenergy.com or contact the Houston American Energy Corp. at (713) 222-6966.

Forward-Looking Statements

Disclosures in this press release may contain forward-looking statements relating to anticipated or expected events, activities, trends or results.  Such forward-looking statements, include, but are not limited to, statements regarding future levels of production, future development activities, ability to successfully explore for and develop reserves and other statements that are not historical facts.  Forward-looking statements, can be identified by the use of forward looking terminology such as "believes," "suggests," "expects," "may," "goal," "estimates," "should," "likelihood," "plans," "targets," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Such statements are made to provide the public with management’s current assessment of the Company’s business, and it should not be assumed that actual results will prove these statements to be correct. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this press release speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Please carefully review our filings with the SEC as we have identified many risk factors that impact our business plan.